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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.2)

                                 Blackrock, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    09247X101
                                  -------------
                                 (CUSIP Number)

                                December 31, 2000

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|   Rule 13d-1(b)

|_|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09247X101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Trustees of General Electric Pension Trust
    I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          663,234
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       663,234
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    663,234
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.37% (9.45% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 09247X101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GE Asset Management Incorporated (see Introductory Note), as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       187,775
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          663,234
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             187,775
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       663,234
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    851,009
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.45%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 09247X101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Company
    I.R.S. #14-0689340
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Disclaimed (see 9 below)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |X| Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
    I.R.S. #06-1109503
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          Disclaimed (see 9 below)
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    |X| Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    Not applicable (see 9 above)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 09247X101
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Coregis Insurance Company
    I.R.S. #
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of Indiana
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          None
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO, IC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Amendment No. 2 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), General Electric Investment Corporation ("GEIC"), a Delaware corporation, and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 14, 2000 and the Amendment No. 1 to the Statement on Schedule 13G filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS") and Coregis Insurance Company, an Indiana corporation and an indirect wholly owned subsidiary of GECS ("Coregis") on May 9, 2000 (as amended, the "Schedule 13G"). GEIC was merged with and into GEAM on March 31, 2000 with GEAM as the surviving entity. This Amendment No. 2 is filed on behalf of GE, GEAM, GEPT, GECS and Coregis (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 663,234 shares of Common Stock of Blackrock, Inc. (the "Issuer") owned by GEPT and of 187,775 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM, GEPT, GECS and Coregis each expressly disclaim that they are members of a "group." GECS disclaims beneficial ownership of all shares held by Coregis. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The items from Schedule 13G are hereby amended to read as follows:

Item 4 Ownership

                                                    GEPT     GEAM         GE

(a) Amount beneficially owned                     663,234   851,009       0

(b) Percent of class                               7.37%     9.45%    disclaimed

(c) No. of shares to which person has

    (i)   sole power to vote or direct
          the vote                                  None    187,775      None

    (ii)  shared power to vote or direct          663,234   663,234   disclaimed

    (iii) sole power to dispose or
          to direct disposition                     None    187,775      None

    (iv)  shared power to dispose or
          to direct disposition                   663,234   663,234   disclaimed

Item 4 Ownership

                                               COREGIS      GECS          GE

(a) Amount beneficially owned                     0          0            0

(b) Percent of class                              0      disclaimed   disclaimed

(c) No. of shares to which person has

    (i)   sole power to vote or direct
          the vote                                0         None         None

    (ii)  shared power to vote or direct        None     disclaimed   disclaimed

    (iii) sole power to dispose or
          to direct disposition                   0         None         None

    (iv)  shared power to dispose or
          to direct disposition                 None     disclaimed   disclaimed

Item 5 Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            |_|

Item 10 Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GENERAL ELECTRIC PENSION TRUST
                                    By: GE Asset Management Incorporated,
                                    its Investment Manager

                                    By: /s/  Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                     GE ASSET MANAGEMENT INCORPORATED


                                    By: /s/  Michael M. Pastore
                                        ----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GENERAL ELECTRIC COMPANY


                                    By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                    By: /s/ Jonathan K. Sprole
                                        ----------------------------------------
                                        Name:  Jonathan K. Sprole
                                        Title: Attorney-in-fact

                                POWER OF ATTORNEY

      The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

      Name of Attorney:

                             Michael A. Gaudino
                             Robert O. Oreilly, Sr.
                             Murry K. Stegelmann
                             James Ungari
                             Preston Abbott
                             Leon E. Roday
                             J. Gordon Smith
                             Michael E. Pralle
                             Iain MacKay
                             Jonathan K. Sprole
                             Barbara J. Gould
                             Robert L. Lewis
                             Wendy E. Ormond
                             Mark F. Mylon

      Each attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

      Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

      IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)
                                    By: /s/ Nancy E. Barton
                                       -----------------------------------------
                                       Nancy E. Barton, Senior Vice President

Attest:


/s/ Brian T. MacAnaney
--------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                    COREGIS INSURANCE
                                    COMPANY


                                    By: /s/ Terry Isenberg
                                        ----------------------------------------
                                        Name:   Terry Isenberg
                                        Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Blackrock, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2001            GENERAL ELECTRIC PENSION TRUST
                                    By: General Electric Investment Corporation,
                                    its Investment Manager

                                    By: /s/  Michael M. Pastore
                                        ----------------------------------------
                                        Name:  Michael M. Pastore
                                        Title:  Vice President


                                    GE ASSET MANAGEMENT INCORPORATED

                                    By: /s/  Michael M. Pastore
                                        ----------------------------------------
                                        Name:  Michael M. Pastore
                                        Title:  Vice President


                                    GENERAL ELECTRIC COMPANY

                                    By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By: /s/ Jonathan K. Sprole
                                        ----------------------------------------
                                        Name:  Jonathan K. Sprole
                                        Title: Attorney-in-fact


                                    COREGIS INSURANCE
                                    COMPANY

                                    By: /s/  Terry Isenberg
                                        ----------------------------------------
                                        Name:  Terry Isenberg
                                        Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker